Exhibit 99.1

Trump Media Announces Over $105 Million in Cumulative Proceeds from Warrant Exercise and Over $350 Million in Cash on its Balance Sheet

SARASOTA, Fla., July 2, 2024 (GLOBE NEWSWIRE) -- Trump Media & Technology Group Corp. (NASDAQ: DJT) (“TMTG” or the “Company”)—operator of the Truth Social platform, yet another of President Donald J. Trump’s iconic American brands—today announced that the cash exercise of warrants between June 20 and July 1, 2024, has resulted in more than $105 million in cumulative proceeds.  Additionally, approximately $41 million of restricted cash has recently become unrestricted.

The Company had more than $350 million in cash—and no debt—on its balance sheet as of July 1, 2024.

About TMTG

The mission of Trump Media & Technology Group (TMTG) is to end Big Tech’s assault on free speech by opening up the Internet and giving people their voices back. TMTG operates Truth Social, a social media platform established as a safe harbor for free expression amid increasingly harsh censorship by Big Tech corporations.

Investor Relations Contact:
Shannon Devine (MZ Group | Partner - MZ North America)
Email: shannon.devine@mzgroup.us

Media Contact:
press@tmtgcorp.com

About Warrant Exercise and the Registration Statement

The cash exercise of warrants became available after the Securities and Exchange Commission (“SEC”) declared effective the Company’s registration statement on Form S-1 on June 18, 2024 (“Registration Statement,” File No. 333-278678).  If all warrants covered by the Registration Statement are exercised for cash, TMTG may receive up to an aggregate of approximately $247 million in proceeds.  Investors interested in exercising their warrants should contact their registered broker.

The offering of the securities covered by the Registration Statement may only be made by means of a prospectus. The Registration Statement and prospectus may be accessed through the U.S. Securities and Exchange Commission’s website at www.sec.gov. A copy of the prospectus related to the offering may be obtained from Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (800) 353-0103.

The listing of an individual as a “selling securityholder” in the Registration Statement does not mean such individual or entity will sell their shares or is planning to sell their shares. Notwithstanding registration of securities on the Registration Statement, TMTG’s directors and officers, its affiliate President Donald J. Trump, and certain other securityholders will remain subject to a lockup period or otherwise restricted from selling any shares at this time.

Non-Solicitation

This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.